Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2016 SECOND QUARTER RESULTS

•
Fiscal second quarter 2016 reported earnings per share from continuing operations were a loss of $0.02, compared with a loss of $0.03 in the prior year period; adjusted earnings were $0.31 per share, compared with $0.39 per share in the fiscal 2015 second quarter.

•	Net sales were $591.8 million, an increase of 9.1% compared with the prior-year quarter.

•	Adjusted EBITDA rose 60% compared with the prior year period; debt was reduced by $41.9 million from the prior year end.

•	Adjusted operating income rose 52%, compared with the prior year quarter; adjusted gross margin expanded to 15.9%, up 140 basis points.

AKRON, Ohio - April 6, 2016 - A. Schulman Inc. (Nasdaq: SHLM), a leading international supplier of high-performance plastic compounds, composites, powders, and resins, today announced earnings for the fiscal second quarter ended February 29, 2016.

“Without question, we are disappointed with our fiscal second-quarter adjusted earnings results and reduced outlook for fiscal 2016,” said Bernard Rzepka, president and chief executive officer. “As the quarter progressed, we experienced lower volumes across our legacy businesses and our recent Citadel acquisition. While the deepest contractions have been in the oil & gas markets, there also has been a slowdown in some of our other markets in both Europe and North America. Additionally, costs continued to be incurred to resolve the Lucent issues involving falsified test results which we uncovered last year as we implemented our Citadel integration plans.”

Rzepka continued, “Despite the slowdown in volume, we showed significant improvements in operating margins in nearly all of our reportable segments. This is evidence of our progress towards our strategic vision of moving beyond plastic compounding, to transform A. Schulman into a specialty plastics solutions company. We have devoted additional resources toward accelerating the recognition of synergy and restructuring benefits, cost savings initiatives as well as broadening the scope of the ‘Manufacturing for Success’ productivity program. These programs will yield further benefits in the second half of the fiscal year and beyond.”

Fiscal Second-Quarter Results
Net sales for the fiscal 2016 second quarter were $591.8 million, an increase of 9.1% compared with the prior-year quarter. Foreign currency translation negatively impacted net sales by $35.6 million. Net sales from the Citadel acquisition contributed $102.0 million during the quarter. Excluding the incremental sales from the Citadel acquisition and negative foreign currency impact, net sales declined 3.1% as the Company continued to experience lower volume in its U.S. and Canada (“USCAN”) segment, and slightly negative volumes in the Europe, Middle East and Africa (”EMEA”) segment.

Adjusted gross margin in the second quarter as a percent of net sales increased to 15.9% compared with 14.5% in the prior-year period as the Company continues to move its portfolio towards specialty products.

The Company reported a loss from continuing operations of $0.02 per diluted share, compared with a loss of $0.03 per diluted share in the prior-year period. On an adjusted basis, excluding certain Lucent, restructuring and acquisitions-related costs, the Company generated net income of $0.31 per diluted share compared to $0.39 per diluted share in the prior-year period.

EMEA net sales were $290.3 million compared with $315.1 million in the same prior-year period. Excluding the unfavorable impact of foreign currency translation of $21 million, revenues fell 1.2% primarily related to Distribution Services. Adjusted gross profit margin fell 70 basis points to 13.4%, after excluding the negative impact of foreign currency translation of $2.8 million.

Net sales for USCAN were $170.8 million in the quarter, compared with $133.4 million in the prior-year period. Excluding the $54.6 million of acquired Citadel revenue, legacy revenues fell 12.9%.

“The revenue and volume weakness primarily affected our Masterbatch Solutions, Specialty Powders and Engineered Plastics businesses. We experienced lower customer demand both from the impact of market slowdowns, as well as declines from customer destocking related to lower oil prices,” said Rzepka. “Despite the softness in these businesses, USCAN delivered adjusted gross margin of 15.9%, up 110 basis points, as the impact of the Citadel integration and our strategic actions such as ‘Manufacturing for Success’ and cost savings initiatives accelerated.”

Latin America’s (“LATAM”) net sales for the quarter were $38.2 million. Excluding the unfavorable impact of foreign currency translation of $9.3 million, revenues increased over 15%, the third successive quarter of double-digit growth. This increase was primarily a result of strong volume growth in Masterbatch Solutions due to our continued successful strategic focus in the packaging and agricultural markets in the region. LATAM adjusted gross profit of 22.2% was a record for the segment, up 490 basis points from the prior year driven by improved product mix.

Asia Pacific (“APAC”) net sales were $45.1 million. Adjusting for a negative foreign exchange impact of $5.0 million, revenues fell 4.8% primarily related to weaker regional demand and customer destocking. APAC adjusted gross profit margin was 18.2%, up 420 basis points from the prior period due to improved product mix.

Engineered Composites (“EC”) net sales for the quarter were $47.4 million. While EC was acquired on June 1, 2015, for comparison purposes, the legacy revenues declined 8.6% from the year-ago period results, after adjusting for foreign currency. Organic volumes in the legacy EC business improved by 1% but continued to be offset by domestic weakness in products sold into the fracking industry.

Citadel Integration
“As we stated on March 14, 2016, we now expect this acquisition to be accretive in fiscal 2017. In the meantime, we remain focused on capturing our stated Citadel integration synergy savings of $20 million by the end of fiscal 2016 and expect to achieve the full run rate of $25 million during fiscal 2017,” said Rzepka. “These integration efforts are underway, and are contributing as expected in the current quarter results. Despite a weaker global economic environment and the attention to resolving the Lucent matter, we are committed to our integration efforts, attaining revenue synergies and generating additional savings in order to achieve our accretion goal.”

Lucent Update
As previously reported by the Company including its filings with the SEC, Lucent falsified test results on documents provided to customers and other parties pertaining to the physical properties of Lucent products.

Rzepka said, “At this juncture, we have completed the majority of our internal investigation. We have reviewed our legal position in connection with the purchase agreement of Citadel and we believe that the sellers are responsible to compensate A. Schulman for the Lucent losses that we have and may incur. Therefore, we intend to take full advantage of our contractual rights to pursue remedy. The Company has provided a written claim notice to this effect to the sellers and to the escrow agent with respect to the $31 million indemnity escrow established. Further, we believe that appropriate compensation of this matter exceeds the escrow amount. The Company has engaged Skadden Arps as special litigation counsel for this matter.”

The Company incurred a total of $2.1 million of costs related to this matter in the second quarter, including increased product and manufacturing operational costs, additional legal and investigative costs and other costs associated with remediation. On a year-to-date basis, these costs totaled $7 million.

Rzepka noted that no customers or other parties have yet to initiate recalls or have made material claims against the Company or have sought to terminate their relationships with A. Schulman.

Working Capital/Cash Flow
Net cash provided from operations was $30.6 million in the six months ending February 29, 2016, compared to $1.1 million in the year-ago period. Working capital days were 71 days in the current quarter, compared to 64 days in the first quarter of fiscal 2016, primarily due to an increase in accounts receivable days.

Year-to-date capital expenditures were $20.4 million, compared with $21.2 million in the prior year period. During the fiscal 2016 second quarter the Company reduced debt by $11.8 million and continues to focus on deleveraging the balance sheet as quickly as possible. Net leverage on an adjusted basis has increased to 4.22x. The Company made prepayments of €50.0 million on its Euro Term Loan B debt during the six months ended February 29, 2016, in addition to normal required payments of $7.5 million on all term debt.

During the second quarter of fiscal 2016, the Company declared and paid quarterly cash dividends of $0.205 per common share, for a total of $6.0 million. In addition, a quarterly cash dividend of $15.00 per share was declared and paid on the 125,000 shares of the Company’s convertible special stock, representing a $1.9 million cash outflow.

Business Outlook
Rzepka said, “Thus far, market demand in fiscal 2016 has slowed from our initial outlook initiated in November 2015. In particular, the steep contractions in oil & gas capital spending and operational activity have rippled out into many other sectors of industrial activity. Despite the additional company-wide cost reduction actions we implemented after the first quarter shortfall, we concluded that we will not achieve our initial earnings target and, on March 14, 2016, we issued new full-year fiscal 2016 adjusted earnings guidance of $2.40 to $2.45 per diluted share.

“As we move past the Lucent matter from an operational perspective, we are focused on delivering on our strategic transformation, and realizing the value that we clearly see in Citadel,” he said.

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2016 second quarter results will be held on Wednesday, April 6, 2016 at 11 a.m. Eastern time. The conference call will be available via a live webcast and a replay will be archived for 90 days. To access the webcast or replay, visit the Company’s website, www.aschulman.com.

Investor Presentation Materials
Senior executives of the Company participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which are being used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 5,000 people and has 58 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.4 billion for the fiscal year ended August 31, 2015. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that could cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•
uncertainties and unanticipated developments regarding contingencies, such as pending and future litigation and other claims, including developments that would require increases in our costs and/or reserves for such contingencies;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations;

•
integration of acquisitions, including most recently Citadel, with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Citadel acquisition;

•	substantial time devoted by management to the integration of the Citadel acquisition; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

# # #
SHLM_ALL
Media and Investors
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: +1 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(In thousands, except per share data)
Net sales	$591,761	$542,295	$1,240,980	$1,157,348
Cost of sales	501,937	464,221	1,046,227	992,430
Selling, general and administrative expenses	71,604	70,093	148,841	130,640
Restructuring expense	2,214	2,662	3,760	7,881
Operating income	16,006	5,319	42,152	26,397
Interest expense	13,790	2,311	27,408	4,670
Foreign currency transaction (gains) losses	950	1,141	1,679	2,240
Other (income) expense, net	(88)	(311)	(17)	(565)
Gain on early extinguishment of debt	—	(1,290)	—	(1,290)
Income (loss) from continuing operations before taxes	1,354	3,468	13,082	21,342
Provision (benefit) for U.S. and foreign income taxes	(487)	3,971	3,764	8,457
Income (loss) from continuing operations	1,841	(503)	9,318	12,885
Income (loss) from discontinued operations, net of tax	181	(58)	201	(68)
Net income (loss)	2,022	(561)	9,519	12,817
Noncontrolling interests	(430)	(327)	(834)	(547)
Net income (loss) attributable to A. Schulman, Inc.	1,592	(888)	8,685	12,270
Convertible special stock dividends	1,875	—	3,750	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$(283)	$(888)	$4,935	$12,270

Weighted-average number of shares outstanding:
Basic	29,292	29,138	29,257	29,078
Diluted	29,292	29,138	29,455	29,538

Basic earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$(0.02)	$(0.03)	$0.16	$0.42
Income (loss) from discontinued operations	0.01	—	0.01	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$(0.01)	$(0.03)	$0.17	$0.42

Diluted earnings per share available to A. Schulman, Inc. common stockholders
Income (loss) from continuing operations	$(0.02)	$(0.03)	$0.16	$0.42
Income (loss) from discontinued operations	0.01	—	0.01	—
Net income (loss) available to A. Schulman, Inc. common stockholders	$(0.01)	$(0.03)	$0.17	$0.42

Cash dividends per common share	$0.205	$0.205	$0.410	$0.410
Cash dividends per share of convertible special stock	$15.00	$—	$30.00	$—

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 29, 2016	August 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$46,878	$96,872
Accounts receivable, less allowance for doubtful accounts of $11,052 at February 29, 2016 and $10,777 at August 31, 2015	390,372	413,943
Inventories	299,726	317,328
Prepaid expenses and other current assets	61,134	60,205
Total current assets	798,110	888,348
Property, plant and equipment, at cost:
Land and improvements	32,754	31,674
Buildings and leasehold improvements	171,463	164,759
Machinery and equipment	427,870	427,183
Furniture and fixtures	34,694	34,393
Construction in progress	24,718	23,866
Gross property, plant and equipment	691,499	681,875
Accumulated depreciation	379,157	367,381
Net property, plant and equipment	312,342	314,494
Deferred charges and other noncurrent assets	87,955	90,749
Goodwill	622,801	623,583
Intangible assets, net	413,862	434,537
Total assets	$2,235,070	$2,351,711
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$271,198	$305,385
U.S. and foreign income taxes payable	910	4,205
Accrued payroll, taxes and related benefits	42,770	56,192
Other accrued liabilities	76,019	70,824
Short-term debt	25,170	20,710
Total current liabilities	416,067	457,316
Long-term debt	999,013	1,045,349
Pension plans	114,638	117,889
Deferred income taxes	113,636	115,537
Other long-term liabilities	22,632	22,885
Total liabilities	1,665,986	1,758,976
Commitments and contingencies
Stockholders’ equity:
Convertible special stock, no par value	120,289	120,289
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,503 shares at February 29, 2016 and 48,369 shares at August 31, 2015	48,503	48,369
Additional paid-in capital	275,588	274,319
Accumulated other comprehensive income (loss)	(101,591)	(83,460)
Retained earnings	600,582	607,690
Treasury stock, at cost, 19,073 shares at February 29, 2016 and 19,077 shares at August 31, 2015	(383,047)	(383,121)
Total A. Schulman, Inc.’s stockholders’ equity	560,324	584,086
Noncontrolling interests	8,760	8,649
Total equity	569,084	592,735
Total liabilities and equity	$2,235,070	$2,351,711

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
	February 29, 2016	February 28, 2015
	(In thousands)
Operating from continuing and discontinued operations:
Net income	$9,519	$12,817
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	25,053	17,990
Amortization	20,032	8,271
Deferred tax provision (benefit)	(2,360)	(96)
Pension, postretirement benefits and other compensation	2,621	6,173
Restricted stock compensation - CEO transition costs, net of cash	—	4,789
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	10,822	(4,197)
Inventories	4,772	3,838
Accounts payable	(30,846)	(38,126)
Income taxes	(1,491)	(1,210)
Accrued payroll and other accrued liabilities	(5,773)	(3,159)
Other assets and long-term liabilities	(1,712)	(6,003)
Net cash provided from (used in) operating activities	30,637	1,087
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(20,365)	(21,238)
Investment in equity investees	—	(12,456)
Proceeds from the sale of assets	843	1,366
Business acquisitions, net of cash	—	(6,698)
Net cash provided from (used in) investing activities	(19,522)	(39,026)
Financing from continuing and discontinued operations:
Cash dividends paid to special stockholders	(3,750)	—
Cash dividends paid to common stockholders	(12,043)	(12,006)
Increase (decrease) in short-term debt	4,275	(3,415)
Borrowings on long-term debt	45,655	122,330
Repayments on long-term debt including current portion	(91,350)	(91,381)
Noncontrolling interests' contributions (distributions)	—	(1,750)
Issuances of stock, common and treasury	148	132
Redemptions of common stock	(900)	(4,999)
Purchases of treasury stock	—	(3,335)
Net cash provided from (used in) financing activities	(57,965)	5,576
Effect of exchange rate changes on cash	(3,144)	(11,258)
Net increase (decrease) in cash and cash equivalents	(49,994)	(43,621)
Cash and cash equivalents at beginning of period	96,872	135,493
Cash and cash equivalents at end of period	$46,878	$91,872

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Three months ended February 29, 2016	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,292,000	(In thousands, except for %'s, per pound and per share data)
As reported	$501,937	15.2%	$71,604	$2,214	$16,006	$0.027	$14,652	$(487)	$(283)	$(0.01)
Certain items:
Accelerated depreciation (1)	(2,049)		(8)	—	2,057		—	479	1,578	0.05
Costs related to acquisitions and integrations (2)	(1,970)		(2,291)	—	4,261		—	1,022	3,239	0.11
Restructuring and related costs (3)	(455)		(3,100)	(2,214)	5,769		(265)	1,381	4,653	0.17
Lucent costs (4)	452		(1,063)	—	611		—	51	560	0.02
Accelerated amortization of deferred financing fees (5)	—		—	—	—		(164)	38	126	—
Tax benefits (charges) (6)	—		—	—	—		—	498	(498)	(0.02)
Loss (income) from discontinued operations	—		—	—	—		—	—	(181)	(0.01)
Total certain items	(4,022)	0.7%	(6,462)	(2,214)	12,698	0.021	(429)	3,469	9,477	0.32
As Adjusted	$497,915	15.9%	$65,142	$—	$28,704	$0.048	$14,223	$2,982	$9,194	$0.31

Percentage of Revenue			11.0%		4.9%				1.6%

Effective Tax Rate								20.6%

Three months ended February 28, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29138	(In thousands, except for %'s, per pound and per share data)
As reported	$464,221	14.4%	$70,093	$2,662	$5,319	$0.010	$1,851	$3,971	$(888)	$(0.03)
Certain items:
Costs related to acquisitions and integrations (2)	(65)		(3,272)	—	3,337		—	202	3,135	0.11
Restructuring and related costs (3)	(298)		(819)	(2,662)	3,779		—	519	3,260	0.11
CEO transition costs (8)	—		(6,167)	—	6,167		—	—	6,167	0.21
Asset write-downs (9)	(298)		—	—	298		—	—	298	0.01
Gain on early extinguishment of debt (10)	—		—	—	—		1,290	(427)	(863)	(0.03)
Tax benefits (charges) (6)	—		—	—	—		—	(283)	283	0.01
Loss (income) from discontinued operations	—		—	—	—		—	—	58	—
Total certain items	(661)	0.1%	(10,258)	(2,662)	13,581	0.027	1,290	11	12,338	0.42
As Adjusted	$463,560	14.5%	$59,835	$—	$18,900	$0.037	$3,141	$3,982	$11,450	$0.39

Percentage of Revenue			11.0%		3.5%				2.1%

Effective Tax Rate								25.3%

Six months ended February 29, 2016	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,455,000	(In thousands, except for %'s, per pound and per share data)
As reported	$1,046,227	15.7%	$148,841	$3,760	$42,152	$0.034	$29,070	$3,764	$4,935	$0.17
Certain items:
Accelerated depreciation (1)	(3,496)		(14)	—	3,510		—	885	2,625	0.09
Costs related to acquisitions and integrations (2)	(2,099)		(4,028)	—	6,127		—	1,544	4,583	0.15
Restructuring and related costs (3)	(885)		(5,794)	(3,760)	10,439		(562)	2,772	8,229	0.28
Lucent costs (4)	(1,378)		(2,939)	—	4,317		—	1,088	3,229	0.11
Accelerated amortization of deferred financing fees (5)	—		—	—	—		(274)	69	205	0.01
Tax benefits (charges) (6)	—		—	—	—		—	(467)	467	0.02
Loss (income) from discontinued operations	—		—	—	—		—	—	(201)	(0.01)
Total certain items	(7,858)	0.6%	(12,775)	(3,760)	24,393	0.020	(836)	5,891	19,137	0.65
As Adjusted	$1,038,369	16.3%	$136,066	$—	$66,545	$0.054	$28,234	$9,655	$24,072	$0.82

Percentage of Revenue			11.0%		5.4%				1.9%

Effective Tax Rate								25.2%

Six months ended February 28, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Operating Income per Pound	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29538	(In thousands, except for %'s, per pound and per share data)
As reported	$992,430	14.2%	$130,640	$7,881	$26,397	$0.025	$5,055	$8,457	$12,270	$0.42
Certain items:
Costs related to acquisitions and integrations (2)	(115)		(4,274)	—	4,389		—	278	4,111	0.14
Restructuring and related costs (3)	(298)		(1,180)	(7,881)	9,359		—	2,002	7,357	0.24
CEO transition costs (8)	—		(6,167)	—	6,167		—	—	6,167	0.21
Asset write-downs (9)	(298)		—	—	298		—	—	298	0.01
Inventory step-up (7)	(341)		—	—	341		—	102	239	0.01
Gain on early extinguishment of debt (10)	—		—	—	—		1,290	(427)	(863)	(0.03)
Tax benefits (charges) (6)	—		—	—	—		—	(282)	282	0.01
Loss (income) from discontinued operations	—		—	—	—		—	—	68	—
Total certain items	(1,052)	0.1%	(11,621)	(7,881)	20,554	0.019	1,290	1,673	17,659	0.59
As Adjusted	$991,378	14.3%	$119,019	$—	$46,951	$0.044	$6,345	$10,130	$29,929	$1.01

Percentage of Revenue			10.3%		4.1%				2.6%

Effective Tax Rate								24.9%

1 - Accelerated depreciation is related to restructuring plans in the Company's USCAN and EMEA segments. Refer to Note 14 in the Company's Quarterly Report on Form 10-Q for further discussion.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, bonuses and post-acquisition severance separate from a formal restructuring plan.
3 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.
4 - Lucent costs primarily represent legal and investigation costs related to resolving the Lucent matter, product manufacturing costs for reworking existing Lucent inventory, obsolete Lucent inventory reserve costs, and dedicated internal personnel costs that would have otherwise been focused on normal operations.
5 - Write off of deferred financing costs related to the €50.0 million prepayment of the Euro Term Loan B.
6 - Tax benefits (charges) represent the Company's quarterly non-GAAP tax based on the overall estimated annual non-GAAP effective tax rates.
7 - Inventory step-up costs represent the amortization of adjustments to fair value of inventory acquired for acquisition purchase accounting.
8 - CEO transition costs represent a charge for the modification and accelerated vesting upon retirement of the outstanding equity compensation awards granted to Joseph M. Gingo in 2013 and 2014.
9 - Asset write-downs primarily relate to asset impairments.
10 - Represents a pre-tax net gain of $1.3 million on the early extinguishment of debt.

A. SCHULMAN, INC.
ADJUSTED EBITDA RECONCILIATION
(Unaudited)

	Three months ended		Six months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(In thousands)

Net income available to A. Schulman, Inc. common stockholders, as adjusted (1)	$9,194	$11,450	$24,072	$29,929
Interest expense, as adjusted (2)	13,628	2,311	27,135	4,670
Provision for U.S. and foreign income taxes, as adjusted (1)	2,982	3,982	9,655	10,130
Depreciation, as adjusted (3)	10,983	8,728	21,531	17,691
Amortization	9,993	4,033	20,032	7,994
Minority Interest	430	327	834	547
Special Stock Dividends	1,875	—	3,750	—
EBITDA, as adjusted	$49,085	$30,831	$107,009	$70,961

(1) - For a list of certain items to reconcile between "net income available to A. Schulman, Inc. common stockholders" and "net income available to A. Schulman, Inc. common stockholders, as adjusted", refer to the reconciliation of GAAP and non-GAAP financial measures.

(2) - Adjusted interest expense excludes the accelerated amortization of deferred financing costs related to the prepayment of €50.0 million the Euro Term Loan B as they are already included (1).

(3) - Adjusted depreciation excludes accelerated depreciation charges as they are already included in (1).

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Net Sales				Pounds Sold
	Three months ended
EMEA	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$30,354	$31,834	$(1,480)	(4.6)%	12,357	11,811	546	4.6%
Masterbatch solutions	92,635	96,798	(4,163)	(4.3)%	93,915	92,027	1,888	2.1%
Engineered plastics	86,094	90,077	(3,983)	(4.4)%	67,269	63,491	3,778	6.0%
Specialty powders	31,793	35,286	(3,493)	(9.9)%	37,930	43,603	(5,673)	(13.0)%
Distribution services	49,454	61,151	(11,697)	(19.1)%	76,879	97,926	(21,047)	(21.5)%
Total EMEA	$290,330	$315,146	$(24,816)	(7.9)%	288,350	308,858	(20,508)	(6.6)%

	Net Sales				Pounds Sold
	Three months ended
USCAN	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$9,556	$10,093	$(537)	(5.3)%	3,477	3,395	82	2.4%
Masterbatch solutions	32,556	39,101	(6,545)	(16.7)%	46,693	50,533	(3,840)	(7.6)%
Engineered plastics	92,907	44,894	48,013	106.9%	91,530	27,972	63,558	227.2%
Specialty powders	21,048	22,390	(1,342)	(6.0)%	28,083	33,678	(5,595)	(16.6)%
Distribution services	14,750	16,956	(2,206)	(13.0)%	19,682	17,891	1,791	10.0%
Total USCAN	$170,817	$133,434	$37,383	28.0%	189,465	133,469	55,996	42.0%

	Net Sales				Pounds Sold
	Three months ended
LATAM	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$1,029	$1,236	$(207)	(16.7)%	391	504	(113)	(22.4)%
Masterbatch solutions	20,933	20,247	686	3.4%	16,859	14,544	2,315	15.9%
Engineered plastics	9,759	10,775	(1,016)	(9.4)%	7,945	7,892	53	0.7%
Specialty powders	6,437	8,875	(2,438)	(27.5)%	7,513	7,453	60	0.8%
Distribution services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$38,158	$41,133	$(2,975)	(7.2)%	32,708	30,393	2,315	7.6%

	Net Sales				Pounds Sold
	Three months ended
APAC	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$2,904	$2,702	$202	7.5%	2,462	1,823	639	35.1%
Masterbatch solutions	18,494	19,324	(830)	(4.3)%	20,792	19,715	1,077	5.5%
Engineered plastics	22,654	27,466	(4,812)	(17.5)%	19,366	19,426	(60)	(0.3)%
Specialty powders	720	2,682	(1,962)	(73.2)%	773	2,776	(2,003)	(72.2)%
Distribution services	291	408	(117)	(28.7)%	447	517	(70)	(13.5)%
Total APAC	$45,063	$52,582	$(7,519)	(14.3)%	43,840	44,257	(417)	(0.9)%

	Net Sales				Pounds Sold
	Six months ended
EMEA	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$63,194	$68,513	$(5,319)	(7.8)%	25,522	24,395	1,127	4.6%
Masterbatch solutions	197,915	209,526	(11,611)	(5.5)%	196,602	188,249	8,353	4.4%
Engineered plastics	186,874	199,802	(12,928)	(6.5)%	142,316	135,215	7,101	5.3%
Specialty powders	67,802	76,735	(8,933)	(11.6)%	80,772	87,045	(6,273)	(7.2)%
Distribution services	102,641	131,761	(29,120)	(22.1)%	158,064	190,412	(32,348)	(17.0)%
Total EMEA	$618,426	$686,337	$(67,911)	(9.9)%	603,276	625,316	(22,040)	(3.5)%

	Net Sales				Pounds Sold
	Six months ended
USCAN	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$19,172	$20,315	$(1,143)	(5.6)%	6,919	6,817	102	1.5%
Masterbatch solutions	65,071	82,437	(17,366)	(21.1)%	94,665	108,693	(14,028)	(12.9)%
Engineered plastics	193,084	92,668	100,416	108.4%	189,482	58,053	131,429	226.4%
Specialty powders	43,070	48,659	(5,589)	(11.5)%	58,321	77,820	(19,499)	(25.1)%
Distribution services	28,702	34,062	(5,360)	(15.7)%	38,523	35,050	3,473	9.9%
Total USCAN	$349,099	$278,141	$70,958	25.5%	387,910	286,433	101,477	35.4%

	Net Sales				Pounds Sold
	Six months ended
LATAM	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$2,458	$2,403	$55	2.3%	914	951	(37)	(3.9)%
Masterbatch solutions	45,045	42,202	2,843	6.7%	35,301	29,527	5,774	19.6%
Engineered plastics	20,949	22,968	(2,019)	(8.8)%	17,405	16,579	826	5.0%
Specialty powders	14,909	19,741	(4,832)	(24.5)%	16,446	16,280	166	1.0%
Distribution services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$83,361	$87,314	$(3,953)	(4.5)%	70,066	63,337	6,729	10.6%

	Net Sales				Pounds Sold
	Six months ended
APAC	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$5,539	$5,932	$(393)	(6.6)%	4,553	4,194	359	8.6%
Masterbatch solutions	38,483	39,663	(1,180)	(3.0)%	42,565	38,568	3,997	10.4%
Engineered plastics	44,724	52,742	(8,018)	(15.2)%	37,389	36,331	1,058	2.9%
Specialty powders	1,638	6,455	(4,817)	(74.6)%	1,817	6,467	(4,650)	(71.9)%
Distribution services	371	764	(393)	(51.4)%	559	927	(368)	(39.7)%
Total APAC	$90,755	$105,556	$(14,801)	(14.0)%	86,883	86,487	396	0.5%

	Net Sales				Pounds Sold
	Three months ended February 29,
Consolidated	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$43,843	$45,865	$(2,022)	(4.4)%	18,687	17,533	1,154	6.6%
Engineered composites	47,393	—	47,393	N/A	40,825	—	40,825	N/A
Masterbatch solutions	164,618	175,470	(10,852)	(6.2)%	178,259	176,819	1,440	0.8%
Engineered plastics	211,414	173,212	38,202	22.1%	186,110	118,781	67,329	56.7%
Specialty powders	59,998	69,233	(9,235)	(13.3)%	74,299	87,510	(13,211)	(15.1)%
Distribution services	64,495	78,515	(14,020)	(17.9)%	97,008	116,334	(19,326)	(16.6)%
Total Consolidated	$591,761	$542,295	$49,466	9.1%	595,188	516,977	78,211	15.1%

	Net Sales				Pounds Sold
	Six months ended
Consolidated	February 29, 2016	February 28, 2015	$ Change	% Change	February 29, 2016	February 28, 2015	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom performance colors	$90,363	$97,163	$(6,800)	(7.0)%	37,908	36,357	1,551	4.3%
Engineered composites	99,339	—	99,339	N/A	84,921	—	84,921	N/A
Masterbatch solutions	346,514	373,828	(27,314)	(7.3)%	369,133	365,037	4,096	1.1%
Engineered plastics	445,631	368,180	77,451	21.0%	386,592	246,178	140,414	57.0%
Specialty powders	127,419	151,590	(24,171)	(15.9)%	157,356	187,612	(30,256)	(16.1)%
Distribution services	131,714	166,587	(34,873)	(20.9)%	197,146	226,389	(29,243)	(12.9)%
Total Consolidated	$1,240,980	$1,157,348	$83,632	7.2%	1,233,056	1,061,573	171,483	16.2%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Three months ended		Six months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
	(In thousands, except for %'s)
Segment gross profit
EMEA	$38,953	$44,507	$86,637	$94,213
USCAN	27,241	19,745	57,535	44,374
LATAM	8,466	7,101	18,171	12,751
APAC	8,199	7,382	16,073	14,632
EC	10,987	—	24,195	—
Total segment gross profit	93,846	78,735	202,611	165,970
Inventory step-up	—	—	—	(341)
Accelerated depreciation and restructuring related costs	(2,504)	(596)	(4,381)	(596)
Costs related to acquisitions and integrations	(1,970)	(65)	(2,099)	(115)
Lucent costs	452	—	(1,378)	—
Total gross profit	$89,824	$78,074	$194,753	$164,918

Segment operating income
EMEA	$15,612	$16,277	$35,765	$36,316
USCAN	10,427	5,925	22,590	17,317
LATAM	4,229	2,281	9,833	2,877
APAC	4,670	3,423	8,977	6,931
EC	1,450	—	5,552	—
Total segment operating income	36,388	27,906	82,717	63,441
Corporate	(7,684)	(9,006)	(16,172)	(16,490)
Costs related to acquisitions and integrations	(4,261)	(3,337)	(6,127)	(4,389)
Restructuring and related costs	(5,769)	(3,779)	(10,439)	(9,359)
Accelerated depreciation	(2,057)	(298)	(3,510)	(298)
Lucent costs	(611)	—	(4,317)	—
Inventory step-up	—	—	—	(341)
CEO transition costs	—	(6,167)	—	(6,167)
Operating income	16,006	5,319	42,152	26,397
Interest expense	(13,790)	(2,311)	(27,408)	(4,670)
Foreign currency transaction gains (losses)	(950)	(1,141)	(1,679)	(2,240)
Other income (expense), net	88	311	17	565
Gain on early extinguishment of debt	—	1,290	—	1,290
Income from continuing operations before taxes	$1,354	$3,468	$13,082	$21,342

Capacity utilization
EMEA	71%	78%	79%	85%
USCAN	64%	60%	67%	64%
LATAM	66%	64%	72%	68%
APAC	64%	62%	65%	64%
EC	64%	—%	67%	—%
Worldwide	67%	69%	71%	73%

A. SCHULMAN, INC.
Sales by Geographical Region
(Unaudited)

	Three months ended February 29, 2016
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$170,817	31.4%	$33,848	71.4%	$204,665	34.6%
Europe	290,330	53.3%	5,452	11.5%	295,782	50.0%
Mexico / South America	38,158	7.0%	8,093	17.1%	46,251	7.8%
Asia Pacific	45,063	8.3%	—	—%	45,063	7.6%
Total	$544,368	100.0%	$47,393	100.0%	$591,761	100.0%

	Three months ended February 28, 2015
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$133,434	24.6%	$—	—%	$133,434	24.6%
Europe	315,146	58.1%	—	—%	315,146	58.1%
Mexico / South America	41,133	7.6%	—	—%	41,133	7.6%
Asia Pacific	52,582	9.7%	—	—%	52,582	9.7%
Total	$542,295	100.0%	$—	—%	$542,295	100.0%

	Six months ended February 29, 2016
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$349,099	30.6%	$71,169	71.6%	$420,268	33.9%
Europe	618,426	54.2%	11,448	11.5%	629,874	50.8%
Mexico / South America	83,361	7.3%	16,722	16.9%	100,083	8.0%
Asia Pacific	90,755	7.9%	—	—%	90,755	7.3%
Total	$1,141,641	100.0%	$99,339	100.0%	$1,240,980	100.0%

	Six months ended February 28, 2015
	(In thousands, except for %'s)
	Thermoplastics		Engineered Composites		Total
Geographical Region	Sales by Region	% of TP	Sales by Region	% of EC	Total Sales	Total %
United States / Canada	$278,141	24.0%	$—	—%	$278,141	24.0%
Europe	686,337	59.3%	—	—%	686,337	59.3%
Mexico / South America	87,314	7.5%	—	—%	87,314	7.5%
Asia Pacific	105,556	9.2%	—	—%	105,556	9.2%
Total	$1,157,348	100.0%	$—	—%	$1,157,348	100.0%